Exhibit 10.47

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

AXOGEN, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Participant: [.]

Maximum Performance-Based Restricted Stock Units: [.]

Target Performance-Based Restricted Stock Units:  [.]

Award Type: Performance-Based Restricted Stock Unit

Award Agreement Plan Name:  AxoGen, Inc. 2010 Incentive Stock Plan

Award Date: [.]

This Agreement, dated as of the [.] day of [.] (the “Grant Date”), is between AxoGen, Inc., a Minnesota corporation (the “Company”), and the Participant. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Company’s 2010 Incentive Stock Plan, as Amended and Restated as of April 5, 2017 (the “Plan”).

1.      Grant and Acceptance of Award. The Company hereby indicates its award to the Participant that number of performance-based Restricted Stock Units (the “Units”) set forth herein (the “Award”). Each Unit is equivalent in value to one share of Company Common Stock, par value $.01 per share (“Share”) and represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth herein.  The Award is intended to be granted pursuant to, and is subject to the terms and conditions of, this Agreement and the provisions of the Plan.

2.      Eligibility Conditions upon Award of Units. The Participant hereby acknowledges the intent of the Company to award Units subject to certain eligibility, performance, vesting and other conditions set forth herein.

3.      Vesting.  All of the Units are nonvested and forfeitable as of the Grant Date. So long as the Participant’s employment is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the Units will become vested and nonforfeitable in accordance with the vesting schedule set forth in this Section 3 subject to the accelerated vesting provisions in Section 7 of this Agreement.

(a)  Satisfaction of Performance-Based Conditions. Subject to the timing conditions described in Section 6 of this Agreement, except as otherwise provided in Section 9 of this Agreement and Appendix B, and the satisfaction of the performance conditions set forth on Appendix A to this Agreement during the time period from January 1, 2019 through December 31, 2020 (the “Performance Period”), the Company will issue Shares hereunder to the Participant subject to the further vesting provisions provided in subsection (b) of this Section 3.

(b)  Satisfaction of Time-Based Vesting Conditions.  The Company’s Compensation Committee of the Board of Directors (the “Committee”) will determine by February 15, 2021 the number of shares of Shares, if any, (the “Eligible Shares”) that may be issued based on the satisfaction of the performance conditions in Appendix A. Subject to the timing conditions described in Section 6 of this Agreement, except as otherwise provided in Section 9 of this Agreement and Appendix B, Units will be the settled by the Company via the issuance of Shares, on the following dates provided that the Participant’s employment is continuous through each applicable vesting date (each a “Vesting Date”):

i.	33.33% of the Eligible Shares shall vest on February 15, 2021;
ii.	33.33% of the Eligible Shares shall vest on February 15, 2022; and
iii.	33.34% of the Eligible Shares shall vest on February 15, 2023

4.      Timing of Settlement.  The Units will be settled by the Company, via the issuance of Shares as described herein, on the date that the Units become vested and nonforfeitable.  However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business.  Notwithstanding the foregoing, in the event that: (i) the Participant is subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or the Participant is otherwise prohibited from selling the Shares in the public market and any Shares covered by the Units are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to the Participant, as determined by the Company in accordance with such policy, or does not occur on a date when the Participant is otherwise permitted to sell Shares in the open market; and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Shares from the Participant’s distribution, then such Shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to the Participant pursuant to such policy (regardless of whether the Participant is still providing continuous services at such time) or the next business day when the Participant is not prohibited from selling Shares in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs.  In all cases, the issuance and delivery of the Shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.

5.      Participant’s Rights in the Shares. The Shares, if and when issued hereunder, shall be registered in the name of the Participant and evidenced in the manner as the Company may determine. During the period prior to the issuance of Shares, the Participant will have no rights of a shareholder of the Company with respect to the Shares, including no right to receive dividends or vote the number of Shares underlying each Award.

6.      Termination of Employment -- Eligibility Conditions. If the employment of the Participant with the Company is terminated or the Participant separates from the Company for any reason (including death or disability), none of the Units will become vested and the right to any Eligible Shares remaining subject to the vesting provisions of Section 3(b) shall be void.  Except as set forth in Section 7, eligibility to be issued Shares is conditioned on the Participant’s continuous employment with the Company through and on the last day of the Performance Period and the Vesting Dates as set forth in

Section 3 above.

7.      Change in Control of the Company.

(a)       In the event of a Change in Control of the Company prior to the end of the Performance Period, Shares shall be issued based on the greater of: (i) the Target Performance Units (100% of the Revenue target achieved as provided in Appendix A); or (ii) the expected performance as determined by the Committee in its sole discretion prior to the consummation of the Change in Control.  All such Units will become fully-vested.

(b)       In the event of a Change in Control of the Company prior to the date that all Eligible Shares meet the vesting requirements of Section 3 of this Agreement, all unvested Eligible Shares will vest immediately prior to the consummation of the Change in Control and be issued to the Participant

(c)        For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if:

(i)   any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall, together with his, her or its “Affiliates” and “Associates” (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), become the “Beneficial Owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (any such person being hereinafter referred to as an “Acquiring Person”);

(ii)  the “Continuing Directors” (as hereinafter defined) shall cease to constitute a majority of the Company’s Board of Directors during a 12 month period; or

(iii) there should occur: (A) any consolidation or merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company’s capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (A) shall not apply to a merger or consolidation in which: i. the Company is the surviving corporation and ii. the shareholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(d)        For purposes of this Agreement, a “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate and who: (i) was a member of the Company’s

Board of Directors on the Grant Date, or (ii) subsequently became a member of the Board of Directors, upon the nomination or recommendation, or with the approval of, a majority of the Continuing Directors.

8.        Issuance of Shares. The Company shall not be obligated to issue any Shares until: (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the Shares have been listed or authorized for listing upon official notice to NASDAQ or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.

9.        Tax Withholding. The Participant shall be responsible for the payment of any taxes of any kind required by any national, state or local law to be paid with respect to the Units or the Shares to be awarded hereunder, including, without limitation, the payment of any applicable withholding, income, social and similar taxes or obligations. Except as otherwise provided in this Section 11, upon the issuance of Shares or the satisfaction of any eligibility condition with respect to the Shares to be issued hereunder, or upon any other event giving rise to any tax liability, the Company shall hold back from the total number of Shares to be delivered to the Participant, and shall cause to be transferred to the Company, whole Shares having a Fair Market Value on the date the Shares are subject to issuance or taxation an amount as nearly as possible equal to (rounded to the next whole share) the Company’s withholding, income, social and similar tax obligations with respect to the Shares at such time. To the extent of the Fair Market Value of the withheld shares, the Participant shall be deemed to have satisfied the Participant’s responsibility under this Section 11 to pay these obligations. The Participant shall satisfy the Participant’s responsibility to pay any other withholding, income, social or similar tax obligations with respect to the Shares, and (subject to such rules as the Committee may prescribe) may satisfy the Participant’s responsibility to pay the tax obligations described in the immediately preceding sentence, by so indicating to the Company or its designee in writing at least one (1) business day prior to the date the Shares are subject to issuance and by paying the amount of these tax obligations in cash to the Company or its designee within fifteen (15) business days following the date the Units vest or by making other arrangements satisfactory to the Committee for payment of these obligations.  In no event shall whole Shares be withheld by, or delivered to, the Company in satisfaction of tax withholding requirements in excess of the maximum statutory tax withholding required by law.  The Participant agrees to indemnify the Company against any and all liabilities, damages, costs and expenses that the Company may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any taxes. The obligations of the Company under this Agreement and the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

10.      Investment Intent. The Participant acknowledges that the acquisition of the Shares to be issued hereunder is for investment purposes without a view to distribution thereof.

11.      Limits on Transferability; Restrictions on Shares; Legend on Certificate. Until the eligibility conditions of this Award have been satisfied and Shares have been issued in accordance with the terms of this Agreement or by action of the Committee, the Units awarded hereunder are not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by the Participant. Transfers of the Shares by the Participant are subject to the Company’s Insider Trading Policy and applicable securities laws. Shares issued to the Participant in certificate form or to the Participant’s book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon the Participant’s book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

12.      Award Subject to the Plan. The Award to be made pursuant to this Agreement is made subject to the Plan. The terms and provisions of the Plan, as may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail.

13.       Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Units or Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by the Participant and the Company.

14.       No Rights to Continued Employment. The Company’s intent to issue the Shares hereunder shall not confer upon the Participant any right to continued employment or other association with the Company or any of its affiliates or subsidiaries; and this Agreement shall not be construed in any way to limit the right of the Company or any of its subsidiaries or affiliates to terminate the employment or other association of the Participant with the Company or to change the terms of such employment or association at any time.

15.      Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

16.      Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Florida and agree that such litigation shall be conducted only in the state of Florida, or the federal courts for the United States for the District of Florida, and no other courts, where this Award is made and/or to be performed.

17.      Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

18.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to the one and the same instrument.

(signatures on following page)

AXOGEN, INC.

By:
Name: Karen Zaderej
Title: CEO and President

Participant

By:
Name: [.]
Date: [.]

APPENDIX A

PLAN: AXOGEN, INC 2010 STOCK INCENTIVE PLAN

Target Performance-Based Restricted Stock Units as provided on the first page of this Agreement will become subject to vesting as provided in Section 3(b) of this Agreement in a range of 0% to 150% of the number of Units based upon the final determination of the Committee after the end of the Performance Period as to which of the performance standards A through D below  have been achieved (the “Achieved Standard”) and taking into consideration, for performance standards B and C, a scaling upward to a maximum payout percentage of the next higher performance standard, based upon the extent to which actual Gross Revenue and percentage increase between 2019 and 2020 Gross Revenues exceeded the Achieved Standard.

Performance Standards

A.  0% of the Units will vest if 2020 Gross Revenue is below “***” or less than a “***”% increase over 2019 Gross Revenue;

B.   50% of the Units will vest if 2020 Gross Revenue equals or exceeds “***” minimum revenue and equals or exceeds a “***”% increase over 2019 Gross Revenue;

C.   100% of the Units will vest if 2020 Gross Revenue equals or exceeds “***” minimum revenue and equals or exceeds a “***”% increase over 2019 Gross Revenue; and

D.  150% of the Units will vest if 2020 Gross Revenue equals or exceeds “***” minimum revenue and equals or exceeds a “***”% increase over 2019 Gross Revenue:

APPENDIX B

Nature of Grant.  In accepting the grant, Participant acknowledges that:

(1)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(2)    this Award does not create any contractual or other right to receive future awards, or other benefits in lieu of an award, even if awards have been given repeatedly in the past, and all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(3)    this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, bonuses, retirement benefits or similar payments;

(4)    the future value of the Shares is unknown and cannot be predicted with certainty; and

(5)    in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award resulting from termination of his or her employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim.

Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described herein by and among, as applicable, the Company and its subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company holds certain personal information about him or her, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon settlement of the Units. The

Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan.